EXECUTION COPY

Exhibit 10.23

STOCK PURCHASE AGREEMENT

by and between

OAK HILL CAPITAL PARTNERS, L.P.,

FINANCIAL TECHNOLOGY VENTURES (Q), L.P.

OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

EXLSERVICE HOLDINGS, INC.

and

CONSECO INC.

for the purchase of

the outstanding

capital stock of ExlService.com, Inc.

November 14, 2002

i

		Page
9.7	Binding Effect; Assignment	40
9.8	Usage	40
9.9	Counterparts	40
9.10	Exhibits and Schedules	40
9.11	Headings	40
9.12	Severability of Provisions	41
9.13	No Third Party Beneficiaries	41

Schedules

3.3	Qualification
3.4	Outstanding Capital Stock; Title
3.6	Charter Documents and Corporate Records
3.7(a)	Financial Statements
3.7(b)	Accounts and Notes Receivable
3.8(c)	Tax — Extensions
3.8(d)	Tax — Statutes of Limitations/Audits/Unassessed Deficiencies
3.8(e)	Tax — Status of Federal Audits
3.8(f)	Tax — Status of State, County, Local and Foreign Audits
3.8(g)	Tax — 481(a) Adjustments
3.8(j)	Tax Sharing Agreement
3.8(r)	Tax Holiday
3.9	Compliance with Laws
3.10	Permits
3.11	Required Consents
3.12	Claims and Proceedings
3.13(a)	Contracts
3.13(b)	Customer Contracts
3.14(b)	Leased Properties
3.14(c)	Rights to Leased Properties
3.15	Tangible Property
3.16	Intellectual Property
3.16(h)	Excluded Works or Inventions
3.17	Title to Properties
3.18	Liabilities
3.20(a)	Material Customers
3.20(b)	Customer Complaints
3.21(a)	Benefit Plans
3.21(b)	Prior Pension Plans
3.21(c)	Benefit Plans — Liabilities
3.22(a)	Employee Relations
3.22(b)	Laws Relating to Employees
3.23	Insurance
3.24	Officers, Directors and Employees
3.25	Operations of Exl and Exl (India)
3.26(b)	Potential Conflicts of Interest
3.27	Revenue Advances
3.30	Report from Lazard Frères
5.9	Post-Closing Investment

Exhibit

A	Documents Delivered in Connection with the Contemplated Transactions
1	Trademark Assignment
2	Conseco Services License Agreement
3	Exl License Agreement
4	Conseco Trademark License Agreement

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 14, 2002 by and among OAK HILL CAPITAL PARTNERS, L.P., a Delaware limited partnership, OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P., a Delaware limited partnership (together, “Oak Hill”), FINANCIAL TECHNOLOGY VENTURES (Q), L.P., a Delaware limited partnership, and certain of its affiliates which are signatories hereto (collectively, “FT Ventures”) (Oak Hill and FT Ventures shall be collectively referred to herein as the “Outside Investors”), EXLSERVICE HOLDINGS, INC., a Delaware corporation (“ExlService Holdings”), and CONSECO INC., an Indiana corporation (“Conseco”), providing for the purchase and sale of all of the outstanding capital stock of ExlService.com, Inc., a Delaware corporation (“Exl”).

Conseco is the beneficial and record owner of all of the issued and outstanding shares of capital stock of Exl (the “Shares”). Conseco wishes to sell and ExlService Holdings wishes to purchase from Conseco, all of the Shares upon the terms and subject to the conditions of this Agreement.

Certain terms used in this Agreement are defined in Section 9.1.

Accordingly, the parties agree as follows:

1. Sale, Purchase and Issuance of Shares.

1.1 Sale and Purchase of Shares. At the closing provided for in Article 2 (the “Closing”) and upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements of Conseco, ExlService Holdings shall purchase all of the Shares for the Purchase Price, payable as provided in Section 1.2.

1.2 Payment of Purchase Price. The purchase price for the Shares shall be $1.00 (the “Purchase Price”). At the Closing, ExlService Holdings shall deliver the Purchase Price.

1.3 Delivery of Shares. At the Closing, Conseco shall deliver the Shares.

1.4 Documents Delivered in Connection with the Contemplated Transactions. The documents and agreements set forth on Exhibit A shall be executed and/or delivered on or prior to the Closing Date.

2. Closing; Closing Date. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of Americas, New York, New York 10019-6064, at 10:00 a.m. on November 14, 2002, or such other time or date as the parties may mutually agree in writing. The time and date upon which the Closing occurs is herein called the “Closing Date.”

3. Representations and Warranties of Conseco as to Conseco, Exl and Exl (India). Conseco represents and warrants to ExlService Holdings and the Outside Investors as follows:

3.1 Due Incorporation and Authority. Conseco is a corporation duly organized and validly existing under the laws of Indiana. Exl is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted. ExlService.com (India) Private Limited, an Indian limited company (“Exl (India)”) is a limited company duly organized and validly existing under the laws of the Republic of India and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted. Conseco has the right, power and authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Conseco and is a valid and binding obligation of Conseco enforceable in accordance with its terms.

3.2 Subsidiaries and Other Affiliates. Neither Exl nor Exl (India) directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of any corporation or other entity, or other persons performing similar functions for such entity, as the case may be. Neither Exl, nor Exl (India), owns directly or indirectly any interest in any other person and no affiliate of Exl, Exl (India) or Conseco is engaged in the Company Business.

3.3 Qualification. Exl and Exl (India) are duly qualified or otherwise authorized to transact business and are in good standing in each jurisdiction in which the failure to so qualify or be authorized could have a material adverse effect on the properties, business, results of operations or financial condition of Exl and Exl (India) (the “Condition of the Companies”). Exl and Exl (India) do not own or lease real property in any jurisdiction other than their respective jurisdictions of organization and the jurisdictions set forth on Schedule 3.3.

3.4 Outstanding Capital Stock; Title. Exl is authorized to issue 100 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding. No other class of capital stock or other ownership interests of Exl is authorized or outstanding. The Exl Shares have been duly authorized and issued by Exl and are fully paid and are non–assessable. Conseco owns beneficially and of record, free and clear of any Lien, and has full power and authority to convey free and clear of any Lien, all of the Shares, and upon delivery of and payment for the Shares, Conseco will convey to ExlService Holdings good and valid title thereto, free and clear of any Lien. The authorized share capital of Exl (India) is 89,000,000 equity shares of Rupees 10 par value per equity share and of which 88,663,150 equity shares are issued and fully paid up. The Exl (India) Shares have been duly authorized by all necessary corporate actions under Indian law and have been validly issued. The Exl (India) Shares have been duly authorized and issued by Exl (India) and are fully paid and nonassessable. Except as set forth on Schedule 3.4, Exl owns beneficially and of record, free and clear of any Lien, all of such issued and fully paid up equity share capital of Exl (India). No other class of capital stock or other ownership interests of Exl (India) is authorized or issued and fully paid up.

3.5 Options or Other Rights. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from any of Exl, Exl (India) or Conseco any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Exl or Exl (India), and there is no outstanding security of any kind of Conseco, Exl or Exl (India) convertible into any such capital stock.

3.6 Charter Documents and Corporate Records. Conseco has heretofore delivered to the Outside Investors true and complete copies of the certificate of incorporation (certified by the Secretary of State of Delaware in the case of Exl and in the case of Exl (India) by the secretary or director of Exl (India) so authorized), the by-laws (certified by Exl’s secretary or an assistant secretary) and the memorandum and articles of association (certified by Exl (India)’s secretary or director), or comparable instruments, of Exl and Exl (India) as in effect on the date hereof. The minute books, or comparable records, of Exl and Exl (India) heretofore have been made available to the Outside Investors for their inspection and except as set forth on Schedule 3.6, contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors, or equivalent body (and any committee thereof), and stockholders of Exl and Exl (India) since the time of each of Exl’s and Exl (India)’s organization and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting. The stock books, or comparable records, of Exl and Exl (India) heretofore have been made available to the Outside Investors for their inspection and are true and complete.

3.7 Financial Statements.

(a) The consolidated balance sheet of Exl as of December 31, 2001 and the related statements of income, shareholders’ equity and changes in financial position for the years then ended, including the footnotes thereto, audited by Arthur Andersen LLP, independent certified public accountants, fairly present in all material respects the consolidated financial position of Exl as at such dates and the consolidated results of operations of Exl for such respective periods in accordance with United States GAAP applied on a consistent basis for the periods covered thereby. (The financial statements of Exl as of December 31, 2001 and for the year then ended are sometimes herein called the “Financial Statements.” The balance sheet included in the Financial Statements are sometimes herein called the “Balance Sheet” and December 31, 2001 is sometimes herein called the “Balance Sheet Date.”) The financial statements referred to above are attached hereto as Schedule 3.7(a).

(b) All accounts and notes receivable reflected on the Balance Sheet, and all accounts and notes receivable arising subsequent to the Balance Sheet Date, (i) have arisen in the ordinary course of business of Exl and Exl (India) and

(ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are, except as set forth on Schedule 3.7(b), collectible in the ordinary course of business of Exl and Exl (India) in the aggregate recorded amounts thereof in accordance with their terms, except for accounts and notes receivable reflected on the Balance Sheet or arising subsequent to the Balance Sheet Date that have been written-off.

(c) The interim financial statements of Exl and Exl (India) for any periods after the Balance Sheet that have been provided to Oak Hill have been prepared on a basis consistent with past practice.

3.8 Taxes.

(a) All Federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, branch profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related, value added, inventory, social security, stamp and property taxes, import duties and other governmental charges, assessments, and charges of any kind whatsoever), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, “Taxes”) due or claimed to be due on or before the date hereof from or with respect to Exl and Exl (India) have been timely paid. Except for charges, accruals and reserves on the books of Exl (India) with regard to Taxes, there will be no liability for Taxes (including without limitation Taxes imposed by reason of (1) an obligation under a Tax Sharing Agreement, or (2) membership in an affiliated group of corporations under Section 1504(a) of the Code or any comparable provision of state, local or foreign law) with respect to Exl or Exl (India) for any taxable period (or portion thereof) ending on or prior to the Closing Date.

(b) All returns, reports, declarations, statements and other information required to be filed by or with respect to Exl and Exl (India) with respect to any Tax (all such returns and other reports, “Tax Returns”) on or before the date hereof have been timely filed and all such Tax Returns are true, correct and complete in all material respects. The charges, accruals and reserves on the books of Exl and Exl (India) in respect of any liability for Taxes based on or measured by net income for any years not finally determined or with respect to which the applicable statute of limitations has not expired are adequate to satisfy any assessment for such Taxes for such years. No taxing authority has asserted any Tax deficiency, lien, or other assessment against either Exl or Exl (India) which has not been paid.

(c) Except as provided on Schedule 3.8(c), there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from or with respect to Exl or Exl (India) for any taxable period and no request for any such waiver or extension is currently pending.

(d) With respect to all Taxes of Exl and Exl (India) and except as set forth on Schedule 3.8(d), (i) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before December 31, 1998; (ii) no audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending or threatened; and (iii) there is no unassessed deficiency proposed or threatened against the Company.

(e) Schedule 3.8(e) sets forth the status of Federal Tax audits of the Taxes of Exl and/or the income tax assessment of Exl (India) for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to Tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by Exl and/or Exl (India), as the case may be, with respect thereto. Each Tax Return filed by or with respect to Exl and Exl (India) for which the Federal Tax audit or the income tax assessment has not been completed accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required by the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder, under the Income Tax Act, 1961 and other applicable provisions of Law.

(f) Schedule 3.8(f) sets forth the status of state, county, local and foreign Tax audits of the Taxes of Exl and income tax assessment of Exl (India) for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to Tax, interest and penalties that have been made or proposed, and the amounts of any payments made by Exl and Exl (India) with respect thereto. Each state, county, local and foreign Tax Return filed by or with respect to Exl and Exl (India) for which the state, county, local or foreign Tax audit or income tax assessment has not been completed accurately reflects the amount of its liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.

(g) Except as set forth on Schedule 3.8(g), neither Exl nor Exl (India) has agreed to or is required to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

(h) Exl has not at any time consented under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its capital stock.

(i) The liability for Taxes of Exl and Exl (India) as of the Balance Sheet Date will not exceed the accrual for Taxes on the Balance Sheet except as such liability may change in the ordinary course of business, and the liability of the Company for Taxes has not increased since the Balance Sheet Date, except as such liability may increase in the ordinary course of business and except as a result of those Taxes that have occurred as a result of the transactions contemplated hereby.

(j) Except as set forth on Schedule 3.8(j), neither Exl nor Exl (India) is a party to or is bound by, or has any obligation under any Tax sharing,

indemnification allocation or similar agreement, contract or arrangement (“Tax Sharing Agreement”).

(k) There are no Liens for Taxes on the assets of Exl and/or Exl (India) except for Liens for current Taxes not yet due.

(l) Exl and Exl (India) have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.

(m) No closing agreement that could affect the Taxes of Exl or Exl (India) has been entered into by or with respect to Exl or Exl (India), as the case may be.

(n) No stamp, transfer, documentary, sales, use, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and the transactions contemplated by this Agreement (the “Contemplated Transactions”) will be due and payable in connection with this Agreement and the Contemplated Transactions.

(o) Neither Exl nor Exl (India) has been a member of an affiliated group of corporations under Section 1504(a) or any comparable provision of state, local or foreign law (except, in the case of Exl, for the affiliated group of which Conseco is the common parent).

(p) Exl has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Exl (India) has never been (i) a “passive foreign investment company,” (ii) a “foreign personal holding company,” (iii) a “foreign sales corporation,” or (iv) a “foreign investment company,” each within the meaning of the Code.

(r) Except as set forth in Schedule 3.8(r), as of the time immediately prior to Closing, Exl (India) is currently enjoying a tax holiday under section 10B of the Indian Income Tax Act, 1961 for the units set up as 100% export oriented units.

3.9 Compliance with Laws. Except as set forth on Schedule 3.9, neither Exl nor Exl (India) has conducted its business in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, “Orders”), or any applicable law, statute, code, ordinance, regulation or other requirement, including, without limitation, the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, of the United States, and the regulations promulgated thereunder, or the Foreign Exchange Management Act, 1999, the Industrial and Foreign Investment Policies of India, and the regulations issued thereunder, or regulations for Call Centers, issued by the Department of Telecommunications or Indian laws, as may be applicable to either or both of Exl and Exl (India) (collectively, “Laws”) of any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, “Governmental Bodies”), except for such violations as have not resulted, and would not reasonably be expected to result in, a material penalty, fine or liability and neither Conseco, Exl nor Exl (India) has received written notice that any such violation is being or may be alleged. Neither Exl nor Exl (India) has made any illegal payment to officers or employees of any Governmental Body, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Exl or Exl (India).

3.10 Permits. Exl and Exl (India) have all licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and have made all required registrations with, any Governmental Body relating to the conduct of the business of, or the current use of any properties of, Exl and Exl (India), the failure of which to obtain or make would result in a material penalty, fine or liability (collectively, “Permits”). To the knowledge of Conseco, each Employee has all Permits required for the conduct of the business conducted by such Employee for Exl or Exl (India). All Permits are listed on Schedule 3.10 and are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit. Except as listed on Schedule 3.10 the Permits will remain in full force and effect immediately following the consummation of the Contemplated Transactions.

3.11 No Breach. The execution and delivery by Conseco of this Agreement and each and every other agreement and instrument contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by Conseco, Exl and Exl (India) of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) violate any provision of the certificate of incorporation, by-laws or memorandum and articles of association (or comparable instruments) of Conseco, Exl or Exl (India); (b) require Conseco, Exl or Exl (India) to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 3.11 (collectively, the “Required Consents”); (c) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract, agreement, letter of intent, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the “Contracts”) to which any or all of Conseco, Exl or Exl (India) is a party or by or to which Conseco, Exl, Exl (India) or any of their properties is or may be bound or subject, or result in the creation of any Lien upon any of the properties of Conseco, Exl and/or Exl (India) pursuant to the terms of any such Contract; (d) if the Required Consents are obtained, violate any Law of any Governmental Body applicable to the Shares, Conseco, Exl, Exl (India) or to their securities, properties or business; (e) if the Required Consents are obtained, violate any Order of any Governmental Body applicable to Exl, Exl (India) or to their securities, properties or business; or (f) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit.

3.12 Claims and Proceedings. Except as set forth on Schedule 3.12, there are no outstanding Orders of any Governmental Body against or involving Exl or Exl (India). Except as set forth on Schedule 3.12, there are no actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of Conseco, threatened, against, involving or related to Exl, Exl (India) or any of their properties, owned or leased. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.12 have been timely and duly given and, except as set forth on Schedule 3.12, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to the knowledge of Conseco, threatened that would give rise to any right of indemnification on the part of any director or officer of Exl or Exl (India) or the heirs, executors or administrators of such director or officer, against Exl or Exl (India) or any successor to the business of Exl or Exl (India).

3.13 Contracts.

(a) Schedule 3.13(a) sets forth all of the following Contracts, other than Contracts entered into in the ordinary course of business, which may be terminated upon prior notice of not more than 60 days and which involve annual expenditures of less than $50,000, to which either Exl or Exl (India) is a party or by or to which it or any of its properties may currently be bound or subject, including without limitation: (i) direct or indirect Contracts with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which such person has a direct or indirect interest; (ii) other than in the ordinary course of business, Contracts for the sale of any material assets in one or a series of related transactions or for the grant to any person of any option or preferential rights to purchase any properties or assets; (iii) partnership or joint venture agreements; (iv) Contracts under which either Exl or Exl (India) agrees to indemnify any party or to share tax liability of any party; (v) Contracts which cannot be canceled without liability, premium or penalty and which provide for a current or future obligation of Exl or Exl (India) to make payments in excess of $50,000 per year; (vi) Contracts which purport to restrict or prohibit Exl, Exl (India) or any of their respective officers, or employees, directly or indirectly, from engaging in any business involving outsourcing in India of call center, customer service and similar business processes for businesses located outside India; (vii) Contracts containing covenants of Exl or Exl (India) not to compete in any line of business or with any person in any geographical area or, to the knowledge of Conseco, covenants of any other person not to compete with Exl or Exl (India) in any line of business or in any geographical area; (viii) Contracts relating to the acquisition by Exl or Exl (India) of any operating business or the capital stock of any other person; (ix) Contracts containing obligations or liabilities of any kind to holders of the capital stock of Exl or Exl (India) as such (including, without limitation, an obligation to register any of such securities under any Federal or state securities laws); (x) Contracts relating to the borrowing of money; (xi) management Contracts providing for management of Exl or Exl (India) by a third party and other equivalent agreements with any person, (xii) Contracts between Exl or Exl (India) and Conseco or any of Conseco’s affiliates and (xiii) Contracts to which either Exl or Exl (India) is a party or by or to which Exl or Exl (India) or any of their properties may be bound or subject which involve annual expenditures of over $50,000 per year per Contract.

(b) Conseco, Exl and Exl (India) have made available to the Outside Investors before the date hereof true and complete copies of the Contracts set forth on Schedule 3.13(b) or on any other Schedule. To the knowledge of Conseco, all of the Contracts referred to in the preceding sentence are valid and binding and enforceable upon Exl and/or Exl (India), as the case may be, in accordance with their terms. Neither Exl nor Exl (India) is in breach or default in any material respect under any of such Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of Conseco, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

3.14 Real Estate.

(a) No Ownership of Real Property. Neither Exl nor Exl (India) owns any real property or has owned any real property.

(b) Leased Properties. Schedule 3.14(b) is a true, correct and complete schedule of all leases and other agreements (collectively, the “Real Property Leases”) under which either or both of Exl and Exl (India) uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”), which Schedule sets forth the date of and parties to each Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof, the annual base rent payable thereunder and a brief description of the Leased Real Property covered thereby. Conseco has heretofore delivered to, or caused Exl or Exl (India) to have heretofore delivered to, the Outside Investors true, correct and complete copies of all

Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Exl or Exl (India), as the case may be, as tenant thereunder are current, no written notice of default under any Real Property Lease has been received by Exl or Exl (India), as the case may be, which remains uncured, no written termination notice under any Real Property Lease has been received by Conseco, Exl or Exl (India), and no uncured material default on the part of Exl, Exl (India), Conseco or the landlord, exists under any Real Property Lease. Neither Exl nor Exl (India) occupy or use any land, building, structures or other improvements which are not included in Leased Real Property other than the occupancy or use of customer locations by Exl or Exl (India) personnel in the ordinary course of business.

(c) Space Leases. Except as set forth on Schedule 3.14(c), no person or entity has been granted by Conseco, Exl or Exl (India) pursuant to a written agreement or pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

(d) No Options. Except as set forth on Schedule 3.14(d), neither Conseco, Exl nor Exl (India) owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

(e) Condemnation. Neither Conseco, Exl nor Exl (India) has received written notice, or, to the knowledge of Conseco, any other notice, oral or otherwise, of any sale or other disposition of the Leased Real Property or any part thereof.

3.15 Tangible Property. Except as set forth on Schedule 3.15, the facilities, machinery, equipment, furniture, buildings and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property used and/or operated by Exl, Exl (India) or Conseco and used by Exl or Exl (India) and material to the business of Exl and Exl (India) (collectively, the “Tangible Property”) are in all material respects in adequate operating condition, normal wear and tear excepted and subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use in accordance with past practice. During the past three years, there has not been any material interruption of the operations of Exl and/or Exl (India) due to inadequate maintenance of the Tangible Property.

3.16 Intellectual Property.

(a) “Company Intellectual Property” shall mean all Intellectual Property (as defined below) owned by, licensed to, or otherwise used by Exl and Exl (India) in connection with the Company Business as presently conducted. “Intellectual Property” is hereinafter defined as all of the following as they exist in all jurisdictions throughout the world: (i) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof (“Trademarks”); (ii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights (“Copyrights”); (iii) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and any other patent rights (“Patents”); (iv) Trade Secrets and Confidential Information; (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto (“Software”); (vi) Internet addresses, domain names, web sites, web pages and similar rights and items; (vii) all licenses, sublicenses and other agreements or permissions including the right to receive royalties, or any other consideration related to the property described in (i)-(vi) (“IP Licenses”); and (viii) all rights to sue at law or in equity for any infringement or any other impairment of any of the property or rights described in (i) to (vii), including the right to collect damages and proceeds therefrom.

(b) Schedule 3.16(b) sets forth a list of all material registrations, filings and applications of the Intellectual Property owned by Exl and Exl (India) as well as all material IP Licenses under which either Exl or Exl (India) is a licensor or licensee or otherwise uses any Intellectual Property.

(c) (i) Exl and Exl (India) exclusively own or otherwise possess legally enforceable rights to use free and clear of any and all Liens or material restrictions, any and all Company Intellectual Property, including without limitation the Intellectual Property set forth on Schedule 3.16(c)(i) constituting Migration.

(ii) After the transactions contemplated by this Agreement, except as set forth in Schedule 3.16(c)(ii), Exl and Exl (India) will continue to own all right, title and interest in and to or have a license to use all Company Intellectual Property on substantially identical terms and conditions as Exl and Exl (India) enjoyed immediately prior to such transactions.

(d) To the knowledge of Conseco, Exl and Exl (India) have not infringed upon or otherwise violated the intellectual property rights of any third party, or received in writing any claim alleging any such infringement or other violation. Neither Conseco, Exl nor Exl (India) have been, during the twenty–four months preceding the date hereof, a party to any claim, nor, to the knowledge of Conseco, is any claim threatened or is there any basis for a claim, that challenges the validity, enforceability, ownership or right of Exl and Exl (India) to use, sell or license any Company Intellectual Property or any IP License. To the knowledge of Conseco, no third party is infringing upon any Company Intellectual Property.

(e) Except as set forth on Schedule 3.16(e), and to the knowledge of Conseco, Conseco, Exl and Exl (India) have taken commercially reasonable action to maintain and protect each item of Intellectual Property owned by Exl or Exl (India). Exl and Exl (India) have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets and the proprietary nature and value of the Company Intellectual Property.

(f) Exl and Exl (India) have substantially performed all obligations imposed on them pursuant to the IP Licenses, have made all undisputed payments required to date, and are not, nor is another party thereto, in breach of or default thereunder in any material respect, nor, to the knowledge of Conseco, is there any event with which notice of lapse of time or both would constitute a material default thereunder. All of the material IP Licenses are in full force and effect, and, with respect to Exl and Exl (India), will continue to be on substantially identical terms immediately following the Closing. Except as set forth on Schedule 3.16(f), the transactions contemplated by this Agreement will not result in the termination of, or otherwise require the consent of any party to, any material IP Licenses. ExlService Holdings and the Outside Investors acknowledge that Conseco is in the process of obtaining certain specific consents and the Outside Investors and ExlService Holdings shall not be entitled to any remedy against Conseco with respect to the failure by Conseco to obtain such consents, provided that, Conseco has made a good faith effort to obtain such consents. Conseco agrees be responsible for any and all costs and fees (up to $350,000) associated with obtaining such consents.

(g) Exl and Exl (India) do not use or collect any of the information they collect from their web site visitors or other parties (“Customer Information”) in an unlawful manner, or in a manner that violates Exl and Exl (India)’s privacy policy or the privacy rights of their customers. This transaction will not violate Exl and Exl (India)’s privacy policy as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained.

3.17 Title to Properties. Exl and Exl (India) own outright and have good title to all of the properties owned by them, including all of the assets reflected on the Balance Sheet and the properties described in Sections 3.15 and 3.16 or, with regard to the properties described in Section 3.16, possesses legally enforceable rights to use such properties, in each case free and clear of any Lien, except for (a) Liens specifically described in the notes to the Financial Statements; (b) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (c) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets; and (d) Liens set forth on Schedule 3.17.

3.18 Liabilities. As of the Balance Sheet Date and as of the date of this Agreement, neither Exl nor Exl (India) had any material direct or indirect indebtedness, liability Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”) that were not fully and adequately reflected or reserved against on the

Balance Sheet or described on any Schedule or in the notes to the Financial Statements. Except as set forth on Schedule 3.18, neither Exl nor Exl (India) has, except in the ordinary course of business, incurred any material Liabilities since the Balance Sheet Date. Neither Conseco, Exl nor Exl (India) has any knowledge of any circumstance, condition, event or arrangement that could reasonably be considered to hereafter give rise to any material Liabilities of Exl or Exl (India) except as disclosed in the Financial Statements or the notes thereto, or otherwise set forth on Schedule 3.18.

3.19 Cash. Exl and Exl (India) have no less than $3,666,443.28 of cash which is not subject to any Liens

3.20 Customers.

(a) Schedule 3.20(a) accurately lists, by dollar volume paid for the 12 months ended on the Balance Sheet Date, the 10 largest customers of Exl and Exl (India), taken as a whole (the “Material Customers”).

(b) Except as set forth on Schedule 3.20(b), the relationships of Exl and Exl (India) with their customers are good commercial working relationships and, except as set forth on Schedule 3.20(b), (i) within the last 12 months, no Material Customer has threatened to cancel or otherwise terminate or intends to cancel or otherwise terminate, its relationship with Exl and/or Exl (India), as the case may be, (ii) no Material Customer has during the last 12 months decreased materially or threatened to decrease or limit materially, or intends to modify materially its relationship with Exl and/or Exl (India), as the case may be, or intends to decrease or limit materially its services to Exl and/or Exl (India), as the case may be, or its usage or purchase of the services or products of Exl and/or Exl (India), as the case may be, (iii) the acquisition of the Shares by ExlService Holdings and the consummation of the Contemplated Transactions will not have a material adverse effect on the relationship of Exl and/or Exl (India), as the case may be, with any of its Material Customers, (iv) within the last 12 months, no customers have threatened to cancel or otherwise terminate, or intend to cancel or otherwise terminate, their relationships with Exl and/or Exl (India), as the case may be, the loss of which would have an adverse effect on the Condition of the Companies, (v) within the last 12 months, no customers have decreased or threatened to decrease or limit, or intend to modify their relationships with Exl and/or Exl (India), as the case may be, to the extent of having an adverse effect on the Condition of the Companies and (vi) the acquisition of the Shares by ExlService Holdings and the consummation of the Contemplated Transactions will not affect the relationships of Exl and/or Exl (India), as the case may be, with any customers to the extent of having an adverse effect on the Condition of the Companies. Schedule 3.20(b), sets forth a list of: (i) all matters relating to material complaints filed with Exl and/or Exl (India) by their customers, and (ii) any other material customer complaints brought to the notice of senior officers of Exl and/or Exl (India).

3.21 Employee Benefit Plans.

(a) Schedule 3.21(a) lists all Benefit Plans. With respect to each such plan, Conseco heretofore has delivered, or has caused Exl and/or Exl (India) heretofore to have delivered, to the Outside Investors, or has made available to the Outside Investors or their representatives, true, correct and complete copies of (or, to the extent no such copies exist, accurate descriptions of), to the extent applicable (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent actuarial valuation; (v) the most recent annual audited financial statement and opinion; (vi) if the plan is intended to qualify under Code section 401(a), the most recent determination letter received from the IRS; and (viii) all material communications with any Governmental Body (including the DOL, IRS and PBGC).

(b) Schedule 3.21(b) lists all “employee benefit plans” as defined in Section 3(2) of ERISA, which are subject to Title IV of ERISA or Section 412 of the Code which at any time during the six year period ending on the date hereof were maintained or contributed to by Conseco, Exl, Exl (India) or any Commonly Controlled Entity (“Pension Plans”).

(c) Except as disclosed in Schedule 3.21(c):

(i) With respect to each Benefit Plan and Pension Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which Exl or Exl (India) reasonably could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any liability under ERISA, the Code or any other applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.

(ii) Each Benefit Plan conforms in all material respects to, and its administration is in compliance with, its terms and all applicable Laws. Each Benefit Plan intended to comply with section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to the plan’s qualification and the qualification of the trust of each such plan under Section 501 of the Code and no events, circumstances or conditions exist which would jeopardize such plans’ and trusts’ qualified status.

(iii) Conseco, Exl, Exl (India) and each Commonly Controlled Entity have made all payments due from such respective entity to date with respect to each Benefit Plan and Pension Plan.

(iv) There is no “amount of unfunded benefit liabilities,” as defined in Section 4001(a)(18) of ERISA, in any of the Benefit Plans or Pension Plans. The “benefit liabilities,” as defined in Section 4001(a)(16) of ERISA, of each of the Benefit Plans and Pension Plans do not exceed the fair market value of the assets of such Benefit Plan or Pension Plan, as applicable.

(v) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any Benefit Plan or Pension Plan which would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(vi) There is no violation of ERISA with respect to the filing of applicable reports, documents and notices regarding the Benefit Plans and Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans and Pension Plans.

(vii) All amendments and actions required to bring the Benefit Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(viii) Any bonding required with respect to the Benefit Plans and Pension Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(ix) With respect to each Benefit Plan and Pension Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements.

(x) No Benefit Plan or Pension Plan is a “multiemployer plan” as defined in Code Section 414(f) or ERISA sections 3(37) or 4001(a)(31). No Benefit Plan or Pension Plan is a multiple employer plan within the meaning of the Code section 413(c) or ERISA sections 4063, 4064 or 4066. No Welfare Plan is a “multiple employer welfare arrangement” as defined in ERISA section 3(40).

(xi) There are no Claims or Liens pending or, to the knowledge of Conseco, threatened (other than routine claims for benefits) with respect to any Benefit Plan or Pension Plan or against the assets of any Benefit Plan or Pension Plan.

(xii) Each Pension Plan that is not qualified under Code section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1).

(xiii) No assets of Exl or Exl (India) are allocated to or held in a “rabbi trust” or similar funding vehicle.

(xiv) Each Benefit Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance with the provisions of COBRA and any applicable similar state Law.

(xv) There are no reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan.

(xvi) Exl and Exl (India) are not obligated to provide benefits under any Retiree Welfare Plan.

(xvii) The consummation of the Contemplated Transactions will not under any Benefit Plan or other Exl or Exl (India) agreement, policy or commitment (A) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former Employee; (C) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b); or (D) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(xviii) None of Conseco, Exl, Exl (India), any Commonly Controlled Entity, or any organization with respect to which Exl or Exl (India) is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA.

(xix) No liability under any Benefit Plan or Pension Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by each other nationally recognized rating agency.

(xx) Neither Conseco, Exl nor Exl (India) is a party to any contract, plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify any existing Benefit Plan.

(xxi) No stock or other security issued by Conseco, Exl, Exl (India) or a Commonly Controlled Entity forms or has formed a material part of the assets of any Benefit Plan.

(xxii) As of the Closing Date, neither Exl nor Exl (India) has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the Closing Date, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur. There has been no “mass layoff” or “plant closing,” as each such term is defined by WARN, with respect to the employees of Exl or Exl (India), with respect to which there could be any future liability to such employees under WARN.

(xxiii) To the knowledge of Conseco, neither Exl nor Exl (India) have had or are reasonably expected to have any Liability, either direct or indirect, absolute or contingent, as a result of any misclassification of a person (A) as an independent contractor rather than as an Employee, or (B) or as an exempt or non-exempt employee.

(xxiv) With respect to each Benefit Plan maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction (“Foreign Plan”):

(1) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(2) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(3) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

3.22 Employee Relations.

(a) Schedule 3.22(a) lists, as of the date hereof, the number of Employees in the aggregate, the number of full-time personnel and, as of April 13, 2002, the number of contract workers of Exl and Exl (India).

(b) Except as disclosed in Schedule 3.22(b),

(i) None of the Employees is represented by a union, and neither Exl, Exl (India) nor any labor union or other organizing efforts to represent the Employees have been conducted within the last 5 years or are now being conducted.

(ii) To the knowledge of Conseco, neither Exl nor Exl (India) at any time had, nor is there now threatened, a strike, picket, work stoppage, work slowdown or other labor dispute. All persons employed by Exl and Exl (India) are properly classified by Exl and Exl (India) as an employee for payroll, Tax and accounting purposes.

(iii) Exl and Exl (India) have not violated any provision of any Law or Order of any Governmental Body regarding the terms and conditions of employment of Employees, former Employees or prospective Employees or other labor-related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to immigration, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of Employees, former Employees or prospective Employees.

(c) Neither Exl nor Exl (India) is a party to nor have Exl and Exl (India) ever been party to any collective bargaining agreements, and none of Conseco, Exl and Exl (India) have any knowledge of any organizing activities currently occurring or being planned. There is no dispute, Claim or proceeding pending with, or threatened by, the Immigration and Naturalization Service with respect to Exl or any Employee.

3.23 Insurance. Schedule 3.23 sets forth a list (specifying the insurer, describing each pending claim thereunder and at the Closing Date will set forth the aggregate amounts paid out under each such policy from January 1, 1999 through the dates set forth on Schedule 3.23 and the aggregate limit, if any, of the insurer’s liability thereunder) of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Exl or Exl (India). Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities with respect to events occurring at any time prior to the Closing Date to an extent and in a manner customary in the industries in which Exl or Exl (India) operate. Neither Exl nor Exl (India) is in default with respect to any provision contained in any such policy or binder or has failed to give any required notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth at the Closing Date on Schedule 3.23, there are no outstanding unpaid claims that have been reported to either Exl or Exl (India) under any such policy or binder, and the Company has not received any notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 3.23, neither Exl nor Exl (India) has received any notice from any of its insurance carriers or any Governmental Body that any insurance premiums will or may be materially increased in the future or that any insurance coverage listed on Schedule 3.23 will or may not be available in the future on substantially the same terms as now in effect, and there is no basis for the issuance of any such notice or for any such action. A copy of the loss runs prepared by Exl’s and Exl (India)’s insurance carriers for the last two years has been delivered to the Buyer.

3.24 Officers, Directors and Employees. Schedule 3.24 sets forth (a) the name, title and total compensation of each officer and director of Exl and Exl (India); (b) the name, title and total compensation of each other Employee, consultant, agent or other representative of Exl and Exl (India), provided, however, in the case of Employees, consultants, agents or other representatives of Exl (India), such information shall only be required for individuals who are expected to receive a total compensation of $35,000 or more for 2001 and for the nine months ended September 30, 2002; (c) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such persons since the Balance Sheet Date, which are not in accordance with written personnel or compensation policies, copies of which are attached as exhibits to Schedule 3.24; (d) any payments or commitments to pay any severance or termination pay to any current or former officer, director or employee of Exl and Exl (India); and (e) any accrual for, or any commitment or agreement by Exl and Exl (India) to pay, such increases, bonuses or pay. Except as set forth on Schedule 3.24, Exl and Exl (India) have not received any notice from any such person whether orally or in writing that he or she will cancel or otherwise terminate such person’s relationship with Exl and/or Exl (India), as the case may be.

3.25 Operations of Exl and Exl (India). Except as set forth on Schedule 3.25, since the Balance Sheet Date neither Exl nor Exl (India) has:

(a) declared or paid any dividends or declared or made any other distributions of any kind to any stockholders of Exl or Exl (India), or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

(b) except for short-term bank borrowings in the ordinary course of business, incurred any indebtedness for borrowed money;

(c) reduced their cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

(d) waived any material right under any Contract or other agreement of the type required to be set forth on any Schedule attached hereto;

(e) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

(f) materially changed any of its business policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

(g) made any loan or advance to any shareholders of Exl or Exl (India), or, other than in the ordinary course of business, officers, directors, Employees, consultants, agents or other representatives, or made any other loan or advance;

(h) except for inventory or equipment in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, assets, capital stock or business of any other person;

(i) paid, directly or indirectly, any of its material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(j) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract or other agreement that is or was material to the Condition of the Companies;

(k) amended its certificate of incorporation (except as contemplated by this Agreement), by-laws or memorandum and articles of association (or comparable instruments) or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding or issued and paid up capital stock or the character of its business;

(l) acquired, sold, leased, licensed, transferred, pledged, encumbered, granted or disposed of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including any Intellectual Property (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business consistent with past practice), or entered into any material commitment or transaction outside the ordinary course of business; or

(m) engaged in any other material transaction other than in the ordinary course of business or in any activity or transaction which has had a material adverse effect on the Condition of the Companies.

3.26 Potential Conflicts of Interest. Except as set forth on Schedule 3.26, (a) none of Conseco, Exl or Exl (India), (b) no officer, director or affiliate of Conseco, Exl or Exl (India), (c) no relative or spouse (or relative of such spouse) of any such officer, director or affiliate and (d) no entity controlled by one or more of the foregoing:

(a) own(s), directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of Exl or Exl (India);

(b) own(s), directly or indirectly, in whole or in part, or use(s) any property that Exl or Exl (India) uses in the conduct of the Company Business other than the telecommunications equipment owned by Conseco (such equipment shall be listed on Schedule 3.26(b)); or

(c) has/have any Claim whatsoever against, or owes any amount to or is owed any amount by, Exl or Exl (India), other than Claims which are being satisfied or released prior to or concurrently with the Contemplated Transactions.

3.27 Revenue Advances. As of the date of this Agreement, Conseco is not entitled to collect any amounts from Exl and/or Exl (India) in connection with any “advance revenue payment” or any other forms of Indebtedness entered into between Conseco, Exl and/or Exl (India) other than the “advance revenue payments” evidenced by the contracts or wire transfer records attached hereto as an exhibit to Schedule 3.27. As of the Closing Date, immediately after giving effect to the Contemplated Transactions, Conseco will not be entitled to collect any amounts in connection with any advance revenue payments or other forms of Indebtedness entered into between Conseco, Exl and/or Exl (India) and any obligations for Exl and/or Exl (India) to pay money to Conseco, or any of its affiliates, shall be canceled without any additional payments.

3.28 Conseco Customer Payments. As of the date of this Agreement, none of Conseco and its affiliates (other than Exl and Exl (India)) owes Exl or Exl (India) any amounts other than amounts outstanding, which are not past due, pursuant to customer invoices from Exl to Conseco and/or its affiliates.

3.29 Full Disclosure. No representation or warranty of Conseco contained in this Agreement, and no other agreement or certificate furnished at the Closing by or on behalf of Conseco to the Outside Investors and ExlService Holdings pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

3.30 Report. Conseco has received a report from Lazard Frères concerning the Contemplated Transactions; a copy of such report is attached hereto as an Exhibit to Schedule 3.30 (and there has been no amendment, modification or supplement to such report).

3.31 Legal Opinion. All facts that have been assumed in the legal opinion, provided by Conseco’s counsel, are true and accurate.

3.32 Wind-Down Costs. Conseco has disclosed to the Outside Investors all material information relevant to Conseco’s analysis of (a) the costs of winding down the businesses of Exl and Exl (India) and (b) potential liabilities which may be incurred in connection with the winding down of the businesses of Exl and Exl (India), including, but not limited to, all material documentation prepared in connection with such analysis.

4. Representations and Warranties of ExlService Holdings. ExlService Holdings represents and warrants to Conseco as follows:

4.1 Due Incorporation and Authority. ExlService Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

4.2 Authority to Execute and Perform Agreement. ExlService Holdings has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which ExlService Holdings is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by ExlService Holdings, and on the Closing Date, each and every agreement and instrument contemplated hereby to which ExlService Holdings is a party will be duly executed and delivered by ExlService Holdings and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument will be valid and binding obligations of ExlService Holdings enforceable against ExlService Holdings in accordance with their respective terms. The execution and delivery by ExlService Holdings of this Agreement and each and every other agreement and instrument contemplated hereby to which ExlService Holdings is a party, the consummation of the transactions contemplated hereby and thereby and the performance by ExlService Holdings of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) violate any provision of the certificate of incorporation, by-laws or comparable instruments of ExlService Holdings; (b) require ExlService Holdings to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which ExlService Holdings is a party or by or to which ExlService Holdings or any of their properties is or may be bound or subject; or (d) violate any Law or Order of any Governmental Body applicable to ExlService Holdings.

5. Covenants and Agreements.

5.1 Publicity. The parties agree that no publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be made without advance approval thereof by Conseco and ExlService Holdings, which approval shall not be unreasonably withheld or delayed. Nothing contained herein shall be construed to prohibit the Outside Investors, after the Closing, from making any publicity release or announcement concerning this Agreement or the Contemplated Transactions.

5.2 Expenses. After the Closing, Exl shall reimburse Oak Hill and FT Ventures for up to $2 million of their appropriately documented out-of-pocket and third party expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Except as provided in the immediately preceding sentence, neither Exl nor Conseco shall have any obligation to reimburse any party to this Agreement, or any other person, for any fees or expenses incurred in connection with this Agreement or the Contemplated Transactions. Except as specifically provided herein, each of the Outside Investors, ExlService Holdings and Conseco shall each bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

5.3 Indemnification of Brokerage. Conseco represents and warrants to ExlService Holdings and the Outside Investors that no broker, finder, agent or similar intermediary (a “Broker”) has acted on behalf of Exl, Exl (India) and/or Conseco in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Exl, Exl (India) and/or Conseco, or any action taken by Exl, Exl (India) and/or Conseco. Conseco agrees to indemnify and hold harmless ExlService Holdings and the Outside Investors from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of Exl, Exl (India) and/or Conseco, and to bear the cost of legal expenses incurred in defending against any such claim. ExlService Holdings and the Outside Investors represent and warrant to Conseco that no Broker has acted on behalf of any of ExlService Holdings and the Outside Investors in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with any of ExlService Holdings and the Outside Investors, or any action taken by any of ExlService Holdings and the Outside Investors. ExlService Holdings and the Outside Investors agree to indemnify and hold harmless Conseco from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of ExlService Holdings and/or the Outside Investors, and to bear the cost of legal expenses incurred in defending against any such claim.

5.4 Related Parties. Conseco shall, prior to the Closing, pay or cause to be paid to Exl or Exl (India), as the case may be, all amounts owed to Exl or Exl (India) by Conseco or any affiliate of Conseco other than Exl and Exl (India). At and as of the Closing, any debts of Exl or Exl (India) owed to Conseco or to any affiliate of Conseco other than Exl and Exl (India) shall be canceled, except for any debts or obligations arising under this Agreement or the Contemplated Transactions. Conseco shall, prior to the Closing, terminate all agreements between Conseco and its affiliates and either or both of Exl and Exl (India), except for such agreements as shall be necessary to document the Contemplated Transactions.

5.5 Required Consents. Conseco shall, prior to or following the Closing, use its commercially reasonable efforts to obtain, at its sole expense, all Required Consents.

5.6 Tax Return Filing.

(a) Conseco shall prepare or cause Exl and Exl (India) to prepare, in the ordinary course of business and in a manner consistent with past practices, and timely file (including extensions to file) all Tax Returns required to be filed by Exl and Exl (India), the due date of which (without extensions) occurs on or before the Closing Date and pay (i) all Taxes due with respect to any such Tax Returns, and (ii) all other Taxes due or claimed to be due from or with respect to Exl or Exl (India) on or before the Closing Date.

(b) Conseco will prepare and file, in a timely manner, any Tax Returns due to be filed by Exl or Exl (India) after the Closing Date but relating solely to periods of time prior to the Closing Date, which returns shall be prepared (i) in the ordinary course of business, (ii) on a basis consistent with past practices, and (iii) in a manner so that none of Oak Hill, Exl or Exl (India) will be subject to a material adverse effect for periods of time (or portions thereof) beginning after the Closing Date. Conseco will provide Oak Hill with copies of such Tax Returns after they are filed.

(c) ExlService Holdings shall prepare and file or cause Exl or Exl (India), as the case may be, to prepare and file all Tax Returns of Exl and Exl (India) required to be filed with any taxing authority for any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), which returns shall be prepared in the ordinary course of business and on a basis consistent with past practices with the understanding that such Tax Returns will be subject to the written consent of Conseco prior to filing, which consent shall not be unreasonably withheld. The parties agree that it shall be reasonable for Conseco to withhold such consent with respect to any return that complies with this paragraph if (i) such Tax Return is inconsistent with the requirements of law or (ii) any position taken on such Tax Return could have an adverse effect on Exl, Exl (India) or Conseco for periods ending prior to the Closing Date. Conseco shall be liable for all Pre-Closing Taxes, and Exl, Exl (India) and Exl Holdings shall be liable for all Post-Closing Taxes, with respect to any Tax Return filed for a Straddle Period. ExlService Holdings shall notify Conseco of the amount of Taxes with respect to a Straddle Period for which Conseco is liable under this Section 5.6. Conseco shall pay the amount of such Taxes to ExlService Holdings in immediately available funds at least 5 business days prior to the date such Taxes are required to be paid. For purposes of this Agreement, in the case of any Taxes of Exl or Exl (India) that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of Exl or Exl (India) or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of this Agreement, Post-Closing Taxes shall mean any Taxes due with respect to a Straddle Period that are not Pre-Closing Taxes. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.6 shall be computed by reference to the level of such items on the Closing Date.

5.7 Tax Audits and Other Proceedings. Oak Hill, FT Ventures, ExlService Holdings, Exl, Exl (India) and Conseco shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Tax audit, litigation or other Tax proceedings relating to the business of Exl or Exl (India). Such cooperation shall include the retention and, upon any other party’s request, the provision of records and information reasonably relevant to any such audit, litigation or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any records and information provided hereunder. Oak Hill, FT Ventures, Exl, Exl (India) and Conseco further agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to Exl and Exl (India) as is reasonably necessary to the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any inquiry relating to Tax matters by any Governmental Body.

5.8 Revenue Advances. At or prior to the Closing, Conseco shall cancel any and all rights Conseco and any of its affiliates (other than Exl) have to collect any amounts due on any “advance revenue payments” provided by Conseco to Exl, including, but not limited to, the “advance revenue payments” evidenced by contracts or wire transfer records attached hereto as an Exhibit to Schedule 3.27.

5.9 Post-Closing Investment. After the Closing, but in no event later than 30 days after the Closing, the Outside Investors will invest at least $10 million in cash (the “Funds”) in ExlService Holdings. Upon receipt of the Funds from the Outside Investors, and through April 30, 2003, ExlService Holdings shall make available to Exl (India) a credit facility (the “Credit Facility”), between Exl (India) and ExlService Holdings, for $10,000,000, to be drawn from time to time in the ordinary course of business. The Board of Directors of ExlService Holdings shall make a determination in its sole discretion of the amount of funds available after April 30, 2003, to Exl (India) under the Credit Facility. Within 30 days of the Closing, as the Funds are being invested, the Outside Investors will deliver a certificate to Conseco which shall certify that such Funds have been invested.

5.10 Conseco Customer Payments. Prior to the Closing Date, Conseco shall make all payments due on customer invoices from Exl to Conseco such that at the Closing there are no customer payments for which Conseco and its affiliates are past due.

5.11 Management Incentive Plan. Prior to the Closing, Conseco shall assume all liabilities of Exl and/or Exl (India) in connection with the Management Incentive Plan.

5.12 Trademark Assignment. Immediately prior to Closing, Conseco shall execute and deliver to Oak Hill the Trademark Assignment attached hereto as Exhibit 1, (the “Trademark Assignment”), for purposes of assigning all of Conseco’s right, title and interest in the trademarks and goodwill referenced therein to ExlService Holdings and for purposes of recording the Trademark Assignment in the U.S. Patent and Trademark Office. Conseco shall execute any other documents as may be reasonably required to carry out the purposes of the Trademark Assignment.

5.13 License Agreements.

(a) Contemporaneously with the execution of this Agreement, Conseco shall cause Conseco Services, LLC, and ExlService Holdings shall cause Exl, to execute that certain license agreement attached hereto as Exhibit 2 (the “Conseco Services License Agreement”).

(b) Contemporaneously with the execution of this Agreement, Conseco shall cause Conseco Services, LLC, and ExlService Holdings shall cause Exl, to execute that certain license agreement attached hereto as Exhibit 3 (the “Exl License Agreement”).

(c) Contemporaneously with the execution of this Agreement, Conseco shall execute or shall cause one of its Affiliates, and ExlService Holdings shall cause Exl, to execute that certain license agreement attached hereto as Exhibit 4 (the “Conseco Trademark License Agreement”).

(d) If within twelve (12) months following the Closing, ExlService Holdings identifies any Intellectual Property that is owned by Conseco or any Affiliate of Conseco that, prior to the Closing, is used solely by Exl and/or Exl (India) in connection with the Company Business, ExlService Holdings shall notify Conseco of the same, and promptly thereafter, provided that such Intellectual Property is owned by Conseco or any Affiliate of Conseco, Conseco shall execute, or cause its Affiliates to execute for no additional consideration, an assignment in favor of Exl of all right, title and interest in and to such Intellectual Property on an “AS-IS, WHERE-IS” basis. Immediately following such assignment, Exl shall enter into a license agreement with Conseco Services, LLC, on substantially the same terms as those contained in the Exl License Agreement, pursuant to which Conseco Services, LLC shall be permitted to use the same for all purposes other than the Company Business or in competition with the Company Business during the Restricted Period.

5.14 Acknowledgement. Conseco hereby acknowledges that upon Closing, as between Exl and Exl (India) on the one hand and Conseco and its affiliates on the other hand, Exl and Exl (India) shall own all right, title and interest to all Company Intellectual Property constituting Migration, and Conseco shall take such further actions as reasonably required to ensure that Exl and Exl (India) own all such right, title and interest to such Company Intellectual Property.

5.15 Further Assurances. Each of the parties shall execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and the Contemplated Transactions.

6. Non-Competition.

6.1 Covenants Against Competition. Conseco acknowledges that (i) Exl and Exl (India) are engaged in the business of outsourcing in India of call center, customer service, back office and similar business processes (excluding computer programming and computer services) for businesses located outside India (the “Company Business”); (ii) Conseco’s relationship with Exl and Exl (India) has provided it, and will continue to provide it with access to and possession of Trade Secrets of Exl and Exl (India) and Confidential Information; (iii) the agreements and covenants contained in this Article 6 are essential to protect the Company Business and goodwill of Exl and Exl (India); and (iv) the Oak Hill Entities would not purchase such shares of capital stock but for such agreements and covenants. Accordingly, Conseco covenants and agrees as follows:

(a) Non-Compete.

(i) For a period of 3 years following the Closing (the “Restricted Period”), neither Conseco nor any of its subsidiaries or current affiliates shall, directly or indirectly, through any means, now known or hereinafter developed, (including through the so-called World-Wide-Web, Internet or any so-called “on-line” service or other electronic media) directly or indirectly, (x) engage in the Company Business for its own account anywhere in the Restricted Territory (as defined below); (y) except as agreed to in writing by ExlService Holdings, engage in any of the following with a person engaged in the Company Business anywhere in the Restricted Territory with respect to the Restricted Territory: (1) render any services to such person, (2) enter into any licensing agreements with respect to the Licensed Materials (as defined in the Conseco Services License Agreement) licensed pursuant to the Conseco Services License Agreement with such person, (3) assign the Conseco Services License Agreement to such person, (4) enter into any licensing agreements with respect to the Logo (as defined in the Conseco Trademark License Agreement) licensed pursuant to the Conseco Trademark License Agreement with such person, or (5) assign the Conseco Trademark License Agreement to such person; or (z) become interested in any such person in any capacity, including as a partner, shareholder, principal, agent, trustee or consultant anywhere in the Restricted Territory; provided, however, Conseco and its subsidiaries and current affiliates may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on a national quotation system if neither Conseco nor any of its subsidiaries or current affiliates is a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 1% or more of any class of securities of such person. For all purposes hereof, the term “Restricted Territory” shall mean each and every province, state, city or other political subdivision of the Republic of India.

(ii) As used herein, “Internet” shall mean the computer-generated, computer-mediated, or computer-assisted transmission, reception, recordation or display arising from any network or other connection of instruments or devices now known or hereafter invented capable of transmission, reception, recordation and/or display (such instruments or devices to include, without limitation, computers, laptops, cellular or PCS telephones, pagers, PDAs, wireless transmitters or receivers, modems, radios, televisions, satellite receivers, cable networks, smart cards, and set-top boxes).

(b) Confidential Information; Personal Relationships. Conseco promises and agrees that, either during the Restricted Period Conseco will not (x) disclose to any person who is not an Employee or (y) use for the benefit of Conseco or others, any Confidential Information or Trade Secrets of Exl or Exl (India) and other subsidiaries other than pursuant to the terms of the TSA’s (as defined below); provided, however, that this provision shall not preclude Conseco from using or disclosing Confidential Information or Trade Secrets if (i) use or disclosure of such information shall be required by applicable Law or Order of any Governmental Body or (ii) such information is readily ascertainable, now or hereafter, from public or published information or trade sources or otherwise known generally to the public (other than information known generally to the public as a result of a violation of this Section 6.1 by Conseco).

(c) Property of Exl and Exl (India). All memoranda, notes, lists, records and other documents (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Exl and relating to the Company Business are and shall be the property of Exl and Exl (India) and Conseco with respect to such materials that relate to Conseco’s business, and shall be delivered to Exl and Exl (India) promptly after the Closing or at any other time on request.

(d) Employees of Exl and Exl (India). Except as agreed to in writing by Oak Hill, Conseco, Exl and Exl (India), during the Restricted Period, Conseco shall not, directly or indirectly, solicit for hire any Employee or encourage any such Employee to leave such employment (with the exception of general solicitations not specifically directed at Exl, Exl (India) or their affiliates).

6.2 Rights and Remedies Upon Breach. If Conseco breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 (the “Restrictive Covenants”), ExlService Holdings, the Outside Investors, Exl and Exl (India) shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to ExlService Holdings, the Outside Investors, Exl and Exl (India) under Law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to ExlService Holdings, the Outside Investors, Exl and Exl (India) and that money damages would not provide an adequate remedy to ExlService Holdings, the Outside Investors, Exl and Exl (India); and

(b) Accounting. The right and remedy to require Conseco, in the event of Conseco’s breach of the provisions of this Section 6, to account for and pay over to ExlService Holdings, the Outside Investors, Exl and Exl (India), all compensation, profits, monies, accruals, increments or other benefits derived or received by Conseco as the result of any transactions by Conseco constituting a breach of the Restrictive Covenants.

6.3 Severability of Covenants. Conseco acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to Conseco, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

6.4 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to Conseco because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

6.5 Enforceability in Jurisdictions. ExlService Holdings, the Outside Investors and Conseco intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of ExlService Holdings, the Outside Investors and Conseco that such determination not bar or in any way affect any of ExlService Holdings’, the Outside Investors’ or Conseco’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6.6 Early Termination. Notwithstanding the provisions of this Section 6, if, within 6 months of the date hereof, Exl and Exl (India) shall willfully and deliberately breach (the “Breach”) a material term of a substantial nature of the Transition Services Agreement, dated as of the date hereof, by and among Conseco, Conseco Services, LLC, Exl and Exl (India) or the Transition Services Agreement, dated as of the date hereof, by and among Conseco, Conseco Finance Corp., Exl and Exl (India (collectively, the “TSA’s”), and such Breach shall continue for a period of thirty (30) days after written notice of such Breach has been provided by Conseco to Exl and Exl (India) (the “Notice Date”), then the Restricted Period shall end on the Notice Date.

7. Survival of Representations and Warranties of Conseco After Closing. Notwithstanding any right of ExlService Holdings or the Outside Investors to investigate fully the affairs of Exl and Exl (India) and notwithstanding any knowledge of facts determined or determinable by ExlService Holdings and/or the Outside Investors pursuant to such investigation or right of investigation, ExlService and the Outside Investors have the right to rely fully upon the representations, warranties, covenants and agreements of Conseco contained in this Agreement or in any other agreements or certificates delivered at the Closing pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder to the extent provided in the following sentence. Except for those representations and warranties in Sections 3.1 (Due Incorporation and Authority), 3.2 (Subsidiaries and Other Affiliates), 3.4 (Outstanding Capital Stock; Title) and 3.5 (Options or Other Rights) (all of which representations and warranties shall survive without limitation), all representations and warranties of Conseco contained in this Agreement shall terminate and expire immediately after the Closing Date, with respect to any General Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim (other than facts, circumstances or Claims for which Conseco had actual knowledge, or which arise as a result of fraud by Conseco) of which ExlService Holdings and/or the Outside Investors prior to that date shall not have given written notice to Conseco as provided in Section 8.3 below.

8. General Indemnification.

8.1 Obligation of Conseco to Indemnify.

(a) Conseco acknowledges: (i) the Outside Investors will need to invest additional capital in order to maintain the viability of Exl and Exl (India); (ii) the continued existence of Exl and Exl (India) will be of benefit to Conseco and it affiliates; and (iii) the Outside Investors are entering into this Agreement in reliance on Conseco’s representations and warranties contained herein.

(b) Subject to the limitations contained in Article 7 and Section 8.4, Conseco agrees to indemnify, defend and hold harmless the Outside Investors and ExlService Holdings (and their partners, directors, officers, employees, affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, reasonable expenses and disbursements of attorneys, experts, personnel and consultants incurred by the indemnified party in any action or proceeding between the Indemnifying Party and the indemnified party or between the indemnified party and any third party, or otherwise) (“Losses”) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Conseco contained in this Agreement or in any other agreements or certificates delivered at the Closing by Conseco pursuant to this Agreement.

8.2 Tax Treatment. It is the intention of the parties hereto that any payment under this Section 8 shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes and the parties agree to file their Tax Returns accordingly. In the event that any such payment is not so treated, the amount of such payment shall be increased so that, after payments of all Taxes due thereon, the amount retained by the Indemnitee is equal to the amount such party would have retained if no such Taxes had been due.

8.3 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. The party making a claim under this Article 8 is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party.” All claims by any Indemnitee under this Article 8 shall be asserted and resolved as follows: promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to the Indemnifying Party.

The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The omission of any Indemnitee to so notify the Indemnifying Party of any such Claims Notice shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses or otherwise materially prejudices the Indemnifying Party’s defense of the Claim.

(b) Opportunity to Defend.

(i) The Indemnifying Party may elect to compromise or defend, at such party’s own expense and by such party’s own counsel, any Asserted Liability, except any Asserted Liability by any customer of Exl or Exl (India) with respect to the business conducted by Exl or Exl (India) prior to the Closing, which shall be subject to Section 8.3(b)(ii). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of such party’s intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability the Indemnitee may participate in such compromise or defense at its sole expense. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of such party’s election as herein provided or contests such party’s obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability (at the Indemnifying Party’s sole expense). Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within such party’s control that are necessary or appropriate for such defense.

(ii) In the case of any Asserted Liability by any customer of Exl or Exl (India) with respect to the business conducted by Exl or Exl (India) prior to the Closing, in connection with which ExlService Holdings and/or the Outside Investors, as the case may be, may make a claim against Conseco for indemnification pursuant to Section 8.1, ExlService Holdings and/or the Outside Investors, as the case may be, shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of ExlService Holdings and/or the Outside Investors, as the case may be, to consult with the Indemnifying Party and such party’s attorneys in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by ExlService Holdings and/or the Outside Investors, as the case may be, without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to recommend in good faith to ExlService Holdings and/or the Outside Investors, as the case may be, proposals to compromise or settle Asserted Liabilities brought by a supplier or customer, and ExlService Holdings and/or the Outside Investors, as the case may be, agree to present such proposed compromises or settlements to such supplier or customer. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any Governmental Body, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

8.4 Scope of Indemnification. The indemnification provided for in Section 8.1 shall be subject to the following limitations:

(a) Notwithstanding anything to the contrary stated herein, in no event shall Conseco be obligated to pay for indemnification under Section 8.1 an aggregate amount in excess of $10,000,000.

(b) Notwithstanding anything to the contrary stated herein, the limitation of Conseco’s liability under this Agreement set out above at Sections 8.4(a) shall not limit the obligation of Conseco to make payments for indemnification under this Article 8 if the Losses giving rise to claims for indemnification (A) arise from any representations and warranties which are incorrect or in breach due to fraud by Conseco, (B) arise from any representations and warranties which are incorrect or in breach and Conseco has actual knowledge of such inaccuracy or breach or (C) arise from inaccuracies or breaches of the representations and warranties of Conseco contained in Sections 3.1 (Due Incorporation and Authority), 3.2 (Subsidiaries and Other Affiliates), 3.4 (Outstanding Capital Stock; Title), 3.5 (Options or Other Rights) and 5.6 (Tax Return Filing).

9. Miscellaneous.

9.1 Certain Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment, whether oral or written, (whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment or individual consulting agreements for personal services, or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan or other equity-based compensation, any life, health, disability or accident insurance plan or any holiday or vacation practice, with respect to which employees, directors, or other service providers, past and/or present, participate, or as to which Exl or Exl (India) has or in the future is likely to have any direct or indirect, actual or contingent material liability.

“COBRA” means the provisions of Code section 4980B and Part 6 of Subtitle B of Title I of ERISA.

“Commonly Controlled Entity” means any entity which is under common control with Exl or Exl (India) within the meaning of Code section 414(b), (c), (m), (o) or (t).

“Confidential Information” means any information other than Trade Secrets that is not generally available to the public and that is treated as confidential or proprietary by Exl or Exl (India), whether or not marked or designated as “confidential” or “proprietary.”

“DOL” means the United States Department of Labor.

“Employee” means any individual employed by Exl or Exl (India).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exl (India) Shares” means all of the shares of issued and fully paid up equity shares of Exl (India), of Rupees 10 per equity share.

“GAAP” means generally accepted accounting principles in the United States.

“General Claim” means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Conseco contained in this Agreement.

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, which in accordance with GAAP consistently applied should be classified upon such person’s balance sheet as liabilities, but in any event including liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired by such person whether or not the liability secured thereby shall have been assumed, letters of credit open for account, obligations under acceptance facilities and all obligations on account of guaranties, endorsements and any other contingent obligations in respect of the Indebtedness of others whether or not reflected on such balance sheet or in a footnote thereto. The amount of any Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of such

Indebtedness or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“IRS” means the Internal Revenue Service.

“knowledge of Conseco” or any variant thereof means the knowledge of Gary Wendt, Ruth Fattori, William T. Devanney, Jr., James Larkin, Gene Bullis, Rick Dykhouse, David Herzog, and any lawyers who are employees of Conseco or its affiliates who have reviewed this Agreement.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, or similar encumbrance to title.

“Management Incentive Plan” means the Management Incentive Plan for Exl established by Conseco effective August 1, 2001.

“Migration” means (i) the DMAIC for Process Migration Manual, and (ii) all materials, including Trade Secrets and Confidential Information, relating to migration processes as currently conducted by Exl and its subsidiaries in connection with the Company Business.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Benefit Plan which is a pension plan within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA).

“person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“property” or “properties” means real, personal or mixed property, tangible or intangible.

“Purchase Price” means the aggregate amount paid by the Outside Investors to Conseco for the Shares.

“Retiree Welfare Plan” means any Welfare Plan that provides benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former Employee or his or her dependents) or any applicable state law.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, know-how, technology, blue prints, databases, designs, plans, inventions, invention disclosures and improvements thereto (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Welfare Plan” means any Benefit Plan which is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA).

“$” means United States dollars.

The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Asserted Liability	8.3(a)
Balance Sheet	3.7(a)
Balance Sheet Date	3.7(a)
Broker	5.3
Claims	3.12
Claims Notice	8.3(a)
Closing	1.1
Closing Date	2
Code	3.8(e)
Company Business	6.1
Company Intellectual Property	3.16(a)
Condition of the Companies	3.3
Conseco	Preamble
Contemplated Transactions	3.8(n)
Contracts	3.11
Copyrights	3.16(a)
Customer Information	3.16(i)
Exl	Preamble
ExlService Holdings	Preamble
Exl (India)	3.1
Financial Statements	3.7(a)
Foreign Plan	3.21(c)(xxiv)
FT Ventures	Preamble
Governmental Bodies	3.9
Indemnifying Party	8.3(a)
Indemnitee	8.3(a)
Intellectual Property	3.16(a)
IP Licenses	3.16(a)
Internet	6.1(a)(2)
Laws	3.9
Leased Real Property	3.14(b)
Liabilities	3.18
Licensed Materials	6.1(a)(i)(y)(2)
Logo	6.1(a)(i)(y)(4)
Losses	8.1(b)
Material Customers	3.20(a)

Term	Section
Oak Hill	Preamble
Orders	3.9
Outside Investors	Preamble
Patents	3.16(a)
Pension Plans	3.21(b)
Permits	3.10
Purchase Price	1.2
Real Property Leases	3.14(b)
Required Consents	3.11
Restricted Period	6.1(a)
Restrictive Covenants	6.2
Shares	Recital
Software	3.16(a)
Straddle Period	5.6(c)
Tangible Property	3.15
Tax Returns	3.8(b)
Taxes	3.8(a)
Tax Sharing Agreement	3.8(j)
Trademarks	3.16(a)
TSA’s	6.6

9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier service for next day delivery, if a facsimile number is provided below, sent by facsimile transmission or sent by certified or registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if sent by overnight courier service, one business day after delivery of such notice into the custody and control of an overnight courier service or, if permitted hereunder, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

(i)	if to Oak Hill, to:

c/o Oak Hill Capital Partners, L.P.

201 Main Street, Suite 2415

Fort Worth, TX 76102

Facsimile: (817) 339-7350

Attention: Ray Pinson

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 492-0303

Attention: Kenneth M. Schneider, Esq.

with a copy to:

Oak Hill Capital Management, Inc.

Park Avenue Tower

65 East 55th Street, 36th Floor

New York, NY 10022

Facsimile: (212) 758-3572

Attention: John R. Monsky, Esq.

(ii)	if to FT Ventures, to:

601 California Street

San Francisco, CA 94108

Facsimile: (415) 229-3005

Attention: David Haynes

(iii)	if to ExlService Holdings, to:

201 Main Street, Suite 2415

Fort Worth, TX 76102

Facsimile: (817) 339-7350

Attention: Ray Pinson

(iv)	if to Conseco, to:

11825 N. Pennsylvania Street

Carmel, IN 46032

Attention: David K. Herzog, General Counsel

Facsimile: (317) 817-5828

with a copy to:

Baker & Daniels

300 North Meridian Street

Suite 2700

Indianapolis, IN 46204

Attention: David C. Worrell

Facsimile: (317) 237-1000

(v)	if to Exl, to:

350 Park Avenue

New York, NY 10022

Attention: Rohit Kapoor, Chief Financial Officer

Facsimile: (212) 872-1524

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

9.3 Entire Agreement. This Agreement (including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions, including without limitation, the Service Agreement and the Stockholder’s Agreement, contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

9.4 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Outside Investors and Conseco or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

9.5 Consent to Jurisdiction and Service of Process. The parties hereto shall consent to the non–exclusive jurisdiction of any Federal court of the Southern District of New York or any state court located in New York County, State of New York, with respect to any Claim rising out of or relating to this Agreement or the Contemplated Transactions and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any Claim that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such Claim. Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

9.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that the Outside Investors and ExlService Holdings may assign their rights hereunder to any of their affiliates, to any successor to all or substantially all of its business or assets, or to any bank or other financial institution that may provide financing to one or more such parties.

9.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”

9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

9.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits and Schedules. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

9.12 Severability of Provisions.

(a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

(b) If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

9.13 No Third Party Beneficiaries. No provision of this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any person other than the parties hereto.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

CONSECOINC.		OAK HILL CAPITAL PARTNERS, L.P.

By:	/s/	OHCP GenPar, L.P., its general partner
Name:
	Title:	By:	OHCP MGP, LLC,
its general partner

		By:	/s/
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

OHCP GenPar, L.P.,
its general partner

		By:	OHCP MGP, LLC,
its general partner

		By:	/s/
Name:
Title:

FINANCIAL TECHNOLOGY VENTURES, L.P.
		By:	FINANCIAL TECHNOLOGY MANAGEMENT, LLC

		By:	/s/
Name:
Title:

[Signature Page to Stock Purchase Agreement]

FINANCIAL TECHNOLOGY VENTURES (Q), L.P.
By:	FINANCIAL TECHNOLOGY MANAGEMENT, LLC

By:	/s/
Name:
Title:

FINANCIAL TECHNOLOGY VENTURES II, L.P.
By:	FINANCIAL TECHNOLOGY MANAGEMENT II, LLC

By:	/s/
Name:
Title:

FINANCIAL TECHNOLOGY VENTURES II (Q), L.P.
By:	FINANCIAL TECHNOLOGY MANAGEMENT II, LLC

By:	/s/
Name:
Title:

EXLSERVICE HOLDINGS, INC.

By:	/s/
Name:
Title:

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Documents Delivered in Connection with the Contemplated Transactions1

1.	Plan Termination Agreement and General Release, by and among Conseco, Exl, ExlService Holdings, Exl (India), U.S. Bank as trustee for [ ], a trust for the benefit of certain beneficiaries set forth on Exhibit A attached thereto and certain employees

2.	Termination Agreement and General Release, by and among Conseco, Exl, ExlService Holdings, Exl (India) and Rohit Kapoor

3.	Termination Agreement and General Release, by and among Conseco, Exl, ExlService Holdings, Exl (India) and Vikram Talwar

4.	Confidentiality and Non-Disparagement Agreement, by and among ExlService Holdings, Conseco, Conseco Insurance Group, Conseco Finance Corp., a Delaware corporation, Bankers Life and Casualty Company, an Illinois insurance corporation, and Exl (India)

5.	Transition Services Agreement, by and among Conseco Services, LLC, an Indiana limited liability company, Conseco, Exl and Exl (India)

6.	Transition Services Agreement, by and among Conseco Finance Corp., Conseco, Exl and Exl (India)

7.	Trademark Assignment, made by Conseco, in favor of ExlService Holdings

8.	Conseco Services License Agreement, by and between Exl and Conseco

9.	Exl License Agreement, by and between Exl and Conseco

10.	Conseco Trademark License Agreement, by and between Exl and Conseco

11.	Legal Opinion issued by the general counsel of Conseco

12.	Report written by Lazard Frères, financial adviser to Conseco (including documentation related to the cost of the wind-down versus the cost of a sale of Exl)

13.	Resignations of certain officers and directors of Exl and Exl (India)

[1]	All the documents listed on this Exhibit A are dated as of the date of this Stock Purchase Agreement.

Ex-A-1

14.	Escrow Agreement among Chase Bank, Conseco Services, LLC, Conseco, Exl and Exl (India)

15.	Conseco Board Resolutionsand Management Appointing Restructuring Committee Resolutions which authorize the transaction and evaluate the fairness of the transaction

Ex-A-2